UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 11, 2006

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

12220 El Camino Real, Suite 410 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 704-5010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On October 11, 2006, in connection with their appointment to our Board of Directors, see Item 5.02 below, we entered into agreements with each of Thomas A. Page, Richard Collato, and John Stiska to pay each of them $18,000 per year plus all expenses for attendance at Board meetings. Our Board of Directors approved and granted each of Mr. Page, Mr. Collato, and Mr. Stiska a stock option to purchase 400,000 shares of our common stock at an exercise price of $0.50 per share, which terms are set forth in a Notice of Stock Option Grant and Stock Option Agreement. The shares subject to the options vest and become exercisable over one year at the rate of 1/12 per month.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective on October 11, 2006, Stephen Sharpe resigned from our Board of Directors.

(d) On October 11, 2006, Thomas A. Page, Richard Collato, and John Stiska were appointed to our Board of Directors. The information set forth in Item 1.01 regarding the appointments of Mr. Page, Mr. Collato, and Mr. Stiska above is incorporated herein by reference. Mr. Stiska will chair our Audit Committee and also serve on the Compensation Committee. Mr. Page will chair the Compensation Committee and also serve on the Audit Committee. In addition to serving on the Compensation Committee, Mr. Collato will also chair out Nominating and Governance Committee. The press release announcing the appointment of the new directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

None of the new directors have had a material interest in any of our transactions during the last two years.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release, dated October 12, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation

Date: October 12, 2006	By:	/s/ William Greene
William Greene
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 12, 2006